Exhibit 10.1

BRIDGE CREDIT AGREEMENT
among
THE SOUTHERN COMPANY,
as the Borrower,
THE LENDERS IDENTIFIED HEREIN,
and
CITIBANK, N.A.,
as Administrative Agent
Dated as of September 30, 2015

CITIGROUP GLOBAL MARKETS INC.,
as Lead Arranger

Section 11.6	Amendments, Waivers and Consents	64
Section 11.7	Counterparts; Telecopy	65
Section 11.8	Headings	65
Section 11.9	[Reserved]	65
Section 11.10	Survival of Indemnification and Representations and Warranties	65
Section 11.11	Governing Law	65
Section 11.12	Waiver of Jury Trial; Waiver of Consequential Damages	66
Section 11.13	Time	67
Section 11.14	Severability	67
Section 11.15	Entirety	67
Section 11.16	Confidentiality	67
Section 11.17	Binding Effect	68
Section 11.18	USA Patriot Act Notice	68
Section 11.19	No Fiduciary Responsibility	68

SCHEDULES

Schedule 1.1(a)	Commitments and Commitment Percentages
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.2(b)	Form of Note
Exhibit 3.4	Form of Notice of Continuation/Conversion
Exhibit 5.2(b)	Form of Notice of Borrowing
Exhibit 5.2(i)	Form of Solvency Certificate
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Assumption

BRIDGE CREDIT AGREEMENT
THIS BRIDGE CREDIT AGREEMENT (this “Agreement”), dated as of September 30, 2015, is entered into among THE SOUTHERN COMPANY, a Delaware corporation (the “Borrower”), the Lenders (as defined herein), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower desires to borrow, and the Lenders agrees to make, a Loan (as hereinafter defined) to the Borrower on the Closing Date (as hereinafter defined) in accordance with the terms of this Agreement.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1    Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Acquired Business” means the Acquired Company together with its Subsidiaries.
“Acquired Company” means AGL Resources Inc., a Georgia corporation.
“Acquisition” means the acquisition, directly or through one or more Subsidiaries, by the Borrower of all of the capital stock of the Acquired Company on the Closing Date pursuant to the Acquisition Agreement.
“Acquisition Agreement” means the Agreement and Plan of Merger dated as of the Signing Date, among the Borrower, AMS Corp., a Georgia corporation, and the Acquired Company, together with all schedules, exhibits and disclosure letters related thereto. References herein to the Acquisition Agreement shall be deemed, except as otherwise provided herein, to mean the Acquisition Agreement as amended from time to time as permitted hereunder.
“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business in the Acquisition Agreement, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.
“Act” has the meaning set forth in Section 11.18.
“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage (Base).

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage (Eurodollar).
“Administrative Agent” means Citibank, N.A., as Administrative Agent, and any successors and assigns in such capacity.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, representatives, agents, counsel and attorneys-in-fact of such Persons and Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Percentage” means, at any time, and with respect to all Eurodollar Loans and Base Rate Loans, the applicable percentage corresponding to the Senior Debt Rating in effect from time to time as described below:

Senior Debt Rating		Applicable Percentage (Eurodollar)	Applicable Percentage (Base)
I.	≥ A+ from S&P	0.875%	0.000%
	≥A1 from Moody’s
	≥A+ from Fitch

II.	A from S&P	1.000%	0.000%
	A2 from Moody’s
	A from Fitch

III.	A- from S&P	1.125%	0.125%
	A3 from Moody’s
	A- from Fitch

Senior Debt Rating		Applicable Percentage (Eurodollar)	Applicable Percentage (Base)
IV.	BBB+ from S&P	1.250%	0.250%
	Baa1 from Moody’s
	BBB+ from Fitch

V.	BBB from S&P	1.500%	0.500%
	Baa2 from Moody’s
	BBB from Fitch

VI.	≤ BBB- from S&P	1.750%	0.750%
	≤ Baa3 from Moody’s
	≤ BBB- from Fitch
	unrated by any two of S&P, Moody’s or Fitch

; provided that each of the Applicable Percentages set forth above shall increase by (i) 0.25% per annum on the date that is 91 days after the Closing Date, (ii) an additional 0.25% per annum on the date that is 181 days after the Closing Date and (iii) another additional 0.25% per annum on the date that is 271 days after the Closing Date.
Notwithstanding the above, if at any time there is a split in Senior Debt Ratings among S&P, Moody’s and Fitch and (a) two Senior Debt Ratings are equal and higher than the third Senior Debt Rating, the higher Senior Debt Ratings will apply, (b) two Senior Debt Ratings are equal and lower than the third Senior Debt Rating, the lower Senior Debt Ratings will apply or (c) no Senior Debt Ratings are equal, the intermediate Senior Debt Rating will apply. In the event that the Borrower shall maintain Senior Debt Ratings from only two of S&P, Moody’s or Fitch and there is a split in such Senior Debt Ratings, (i) in the event of a single level split, the higher Senior Debt Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, one level below the higher Senior Debt Rating will apply.
The Applicable Percentage, as of the Closing Date, shall be based on the Senior Debt Rating of the Borrower as of the Closing Date and thereafter shall be determined and adjusted on the date (each a “Calculation Date”) on which there is any change in the Senior Debt Rating of the Borrower. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. The Borrower shall notify the Administrative Agent in writing immediately upon any change in its Senior Debt Rating.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.3(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.3(b) or any other form approved by the Administrative Agent.

“Audited Financial Statements” has the meaning set forth in Section 5.2(d).
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Base Rate” means, for any day, a simple rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of 1/2% plus the Federal Funds Rate for such day and (c) the one month Eurodollar Rate plus 1.0%; and, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Base Rate Loan” means any portion of the Loan which bears interest based on the Adjusted Base Rate.
“Borrower” means The Southern Company, a Delaware corporation, or such other Person as may become the Borrower pursuant to Section 8.2(b)(ii), and its successors.
“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Agreement, any Notes or any of the other Credit Documents.
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which any Lender specifically or banking institutions generally are authorized or required by law or other governmental action to close in Charlotte, North Carolina, Atlanta, Georgia or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning set forth in the definition of Applicable Percentage.
“Capitalization” means, with respect to the Borrower and its consolidated Subsidiaries (determined on a consolidated basis), without duplication, the sum of (a) the aggregate of (i) the capital stock (but excluding treasury stock and capital stock subscribed and unissued), other equity accounts (including retained earnings and paid-in capital, but excluding accumulated other comprehensive income and loss) of the Borrower and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination and (ii) the principal amount of Hybrid Securities (other than Hybrid Securities that are Indebtedness) and (b) the amount of all Indebtedness of the Borrower and its Subsidiaries as of the same date; provided that “Capitalization” shall not include any capital stock or other equity (including paid in capital and retained earnings, other than retained earnings which are permitted to be distributed by an Unrestricted Subsidiary to the Borrower) attributable, directly or indirectly, to an Unrestricted Subsidiary.
“Change of Control” means the direct or indirect acquisition by any person or group (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 51% of the outstanding shares of the capital stock of the Borrower entitled to vote generally for the election of directors of the Borrower.
“Closing Date” means a date, on or after the Effective Date but not after the Commitment Termination Date, on which the conditions specified in Section 5.2 are satisfied (or waived in accordance with Section 11.6) and the Acquisition is consummated.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, such Lender’s Commitment as set forth on Schedule 1.1(a) attached hereto (as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement) and “Commitments” means, collectively, the sum of all such Lenders’ Commitments.
“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender’s name on Schedule 1.1(a) attached hereto (as such percentage may be modified by assignment in accordance with Section 11.3 of this Agreement).
“Commitment Reduction/Prepayment Event” means:
(A)any Debt Incurrence,

(B)any Equity Issuance; or

(C)any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction or by way of any merger or consolidation) of any asset of the Borrower or any of its Subsidiaries, including any issuance or sale of common equity interests in any Subsidiary to a Person other than the Borrower or any of its Subsidiaries, but excluding any sale, transfer or other disposition of assets in the ordinary course of business.

“Commitment Termination Date” means the earliest of (x) the termination of all Commitments pursuant to Section 3.9 hereof, (y) the valid termination of the Acquisition Agreement in accordance with its terms and (z) August 23, 2016 or, if the Outside Date (as defined in the Acquisition Agreement as in effect on the Signing Date) shall have been extended to a later date as provided in Section 8.1(b)(i) of the Acquisition Agreement (as in effect on the Signing Date), such later date (but in any event not later than February 23, 2017).

“Company Material Adverse Effect” has the meaning set forth in the Acquisition Agreement as in effect on the Signing Date.
“Credit Documents” means this Agreement, any Notes and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.
“Debt Incurrence” means any incurrence of indebtedness for borrowed money by the Borrower or any of its Subsidiaries (other than any Regulated Subsidiary and the Southern Power Company and its consolidated Subsidiaries), including, but not limited to, a public offering or a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or an incurrence of loans under any loan or credit facility, other than (a) indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (b) borrowings from time to time under the Existing Credit Agreement, (c) indebtedness incurred for the purpose of renewing, refinancing or extending existing indebtedness of the Borrower and its Subsidiaries, including the refinancing of existing notes, bonds or debentures that mature prior to the Maturity Date, for substantially the same, or lesser, aggregate principal amount, (d) up to $1,500,000,000 in loans or note issuances to finance the Borrower’s working capital, investments in Subsidiaries of the Borrower and capital expenditures prior to the Maturity Date, (e) borrowings under a $1,000,000,000 revolving credit facility, (f) commercial paper issuances and (g) ordinary course lease financings, purchase money debt, letter of credit facilities, overdraft protection and short term working capital facilities, factoring arrangements, hedging and cash management and equipment financings.
“Debt Rating” means any credit rating of the Borrower by S&P, Moody’s, or Fitch.
“Default” means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to the interest rate (including the Applicable Percentage otherwise applicable to Borrower Obligations) plus 2% per annum.
“Defaulting Lender” means any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of any of its Loan or (ii) to pay to the Administrative Agent or any Lender any other amount required to be paid by such Lender hereunder; (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that such Lender does not intend or expect to comply with (i) its funding obligation under this Agreement (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (ii) its funding obligations generally under other syndicated credit agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by the Borrower or the Administrative Agent to provide a certification in writing from an authorized officer of such Lender that such Lender will comply with its obligations (and, as of the date of such certificate, is financially able to meet such obligations) to fund the Loan on the Closing Date, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by such requesting Person and the Administrative Agent of such certification in form and substance reasonably satisfactory to the Borrower and the Administrative Agent; or (d) has become, or is a Subsidiary of any parent company that has become, the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, such Lender shall be deemed to be Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“DOE” means the U.S. Department of Energy, acting by and through the Secretary of Energy (or appropriate authorized representative thereof).
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 5.1.
“Eligible Assignee” means (a) an existing Lender; (b) Affiliates of an existing Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) that (i) unless an Event of Default under Section 9.1(a) or (e) has occurred and is continuing, has a combined capital and surplus of at least $5,000,000,000 and (ii) is approved by (A) the Administrative Agent and (B) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) the Borrower’s failure to respond within ten (10) days of receipt of written notice of such assignment shall be deemed to be the Borrower’s approval thereof and (y) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Equity Issuance” means any issuance of equity interests by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than equity issuances (a) pursuant to any employee or director stock plans, other benefit plans and dividend reinvestment and direct stock purchase plans established in the ordinary course of business or (b) through sales agency agreements in an aggregate amount up to $2,000,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or any ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the Borrower or any ERISA Affiliate incurred a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notice from the Multiemployer Plan that the Multiemployer Plan is in critical or endangered status, in reorganization or insolvent; (d) the filing by the Borrower or any ERISA Affiliate of a notice of intent to terminate a Pension Plan under a distress termination under Section 4041 of ERISA, (e) receipt by Borrower or any ERISA Affiliate of notice from the PBGC of the institution by the PBGC of proceedings to terminate a Pension Plan; (f) receipt by the Borrower or any ERISA Affiliate of notice from the PBGC of the appointment of a trustee to administer a Pension Plan; (g) the determination by an actuary for the Pension Plan that the Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and claims for benefit and funding obligations in the ordinary course, upon the Borrower or any ERISA Affiliate.
“Eurodollar Loan” means any portion of the Loan which bears interest based on the Adjusted Eurodollar Rate.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Event of Default” has the meaning specified in Section 9.1.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 11, 2015 (as amended from time to time), among the Borrower, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, BNP Paribas and Citibank, N.A., as co-documentation agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as joint lead arrangers and joint bookrunners.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements implementing the foregoing.
“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“FFB” means the Federal Financing Bank, a body corporate and instrumentality of the United States of America.
“FFB Indebtedness” means all Indebtedness of Georgia Power Company for loans and advances (i) made by FFB to Georgia Power Company pursuant to that certain Future Advance Promissory Note, dated as of February 20, 2014, issued by Georgia Power Company in favor of FFB and that certain Note Purchase Agreement, dated as of February 20, 2014, among Georgia Power Company, FFB and DOE and (ii) guaranteed by DOE pursuant to Title XVII of the Energy Policy Act of 2005, as amended, and that certain Secretary’s Guarantee, dated as of February 20, 2014, provided by DOE to and for the benefit of FFB.
“Fitch” means Fitch Ratings, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Fund” shall mean any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.
“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning set forth in Section 11.3(g).
“Guaranty Obligations” means, in respect of any Person, any legally enforceable obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person.
“Hybrid Securities” means (a) any Trust Preferred Obligations and any Junior Subordinated Deferred Interest Debt Obligations and (b) any other securities of the Borrower (other than capital stock of the Borrower) that are afforded equity treatment by any rating agency at the time of issuance of such securities.
“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business); (iii) all capital lease obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of such Person in entities other than the Borrower or any of its Subsidiaries) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guaranty Obligations; and (vi) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances. It is understood and agreed for purposes of calculations under Section 7.11 of this Agreement that Indebtedness (including Guaranty Obligations) shall not include (A) any indebtedness with respect to Rate Reduction Bonds to the extent such Indebtedness is non-recourse to Mississippi Power Company, (B) any Off Balance Sheet Indebtedness in existence as of the Effective Date and additional Off Balance Sheet Indebtedness in an amount not to exceed $250,000,000 in the aggregate at any time, other than obligations of any partnership or joint venture that are recourse to the Borrower or any of its Subsidiaries, (C) any refinancing of Off Balance Sheet Indebtedness described in subsection (B) above in a principal amount not in excess of that outstanding as of the date of refinancing, (D) any project Indebtedness incurred by Subsidiaries of Southern Power Company to the extent such Indebtedness is non-recourse to Southern Power Company or (E) any Indebtedness with respect to Hybrid Securities, as long as (x) the maturity date of such Hybrid Securities is subsequent to the Maturity Date, and (y) such Hybrid Securities are fully subordinated in right of payment to the Borrower Obligations; provided that the aggregate amount of Hybrid Securities excluded for purposes of calculation of Section 7.11 at any date shall not exceed 15% of Capitalization; provided further, that the amount of any mandatory principal amortization or defeasance of Hybrid Securities prior to the Maturity Date and any Hybrid Securities with a maturity date prior to the Maturity Date shall, in each case, be included in this definition of Indebtedness.
“Indemnified Party” has the meaning set forth in Section 11.12.
“Information” has the meaning set forth in Section 11.16.

“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date. In addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then an Interest Payment Date shall also occur on the last day of each three-month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.
“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration or such other periods as agreed to by all Lenders, as the Borrower may elect and as may be available, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.
“Investment Banks” means the financial institutions engaged by the Borrower in connection with the Senior Notes Issuance.
“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of the Borrower or one of its Subsidiaries.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Arranger” means Citigroup Global Markets Inc.
“Lender” means each bank and other financial institution identified as such on the signature pages hereto and such other institutions that may become a Lender pursuant to Section 11.3.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Limited Conditionality Period” has the meaning set forth in Section 9.4.
“Loan” has the meaning set forth in Section 2.1.
“Loan Guarantee Agreement” means that certain Loan Guarantee Agreement, dated as of February 20, 2014, between Georgia Power Company and DOE.
“Mandatory Prepayment Event” has the meaning assigned to such term in the Loan Guarantee Agreement, without giving effect to any amendments thereto.
“Material Adverse Effect” means a material adverse effect on (a) the operations, assets, financial condition or business of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement and the other Credit Documents or (c) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder; provided, that neither a downgrade in any Debt Rating nor the inability of the Borrower to place commercial paper shall, in and of itself, constitute a Material Adverse Effect.
“Maturity Date” means the day that is 364 days after the Closing Date or such earlier date on which the Loan is due and payable (whether at stated maturity, by acceleration or otherwise) in accordance with the terms hereof; provided that if the Maturity Date as determined hereunder falls on a day that is not a Business Day, such Maturity Date shall be deemed to fall on the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or has any continuing liability.
“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out of pocket expenses paid in connection with such event by the Borrower and its Subsidiaries to third parties, (ii) in the case of a sale, transfer, lease or other disposition of an asset, the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness secured by such asset, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures in connection with such event, and (v) the amount of any reserves established by the Borrower and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iv) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.
“Net Tangible Assets” means, as of any date, the total assets shown on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP less (a) all current liabilities and minority interests and (b) goodwill and other identifiable intangibles.
“Non-Consenting Lender” has the meaning set forth in Section 4.5.
“Notes” has the meaning set forth in Section 2.2(b).
“Notice of Borrowing” means a request by the Borrower for the Loan in substantially the form of Exhibit 5.2(b) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of the Loan in substantially the form of Exhibit 3.4 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off-balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.
“Offering Document” has the meaning set forth in Section 5.2(h).
“Other Taxes” has the meaning set forth in Section 4.4(b).
“Participation Purchaser” shall have the meaning assigned to such term in Section 11.3(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, and 436 of the Code and Sections 302 and 303 of ERISA.
“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained, contributed to or required to be contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Person” means any individual, partnership (general or limited), limited liability company, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.
“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at the Administrative Agent’s Office as its “prime rate”. Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate is announced by the Administrative Agent.
“Pro Forma Financial Statements” has the meaning set forth in Section 5.2(d).
“Rate Reduction Bonds” means any bonds, debentures, notes, certificate of participation, certificates of beneficial interest, certificates of ownership or other evidence of Indebtedness or ownership that are issued by Mississippi Power Company, any entity formed by Mississippi Power Company or an assignee pursuant to an order of the Mississippi Public Service Commission under legislation passed by the legislature of the State of Mississippi, including, but not limited to, the Mississippi Public Utility Rate Mitigation and Reduction Act, the proceeds of which are used directly or indirectly to recover, finance or refinance generation facility costs and financing costs, and which are secured by or payable from all rights and interests of Mississippi Power Company or its Subsidiaries or successor or assignee under the applicable rate reduction bond financing order, including the right to impose, bill, collect and receive rate reduction bond charges, the right to obtain periodic adjustments to such charges as provided in the applicable rate reduction bond financing order and rights in any other security property included in the applicable rate reduction bond financing order.
“Refund” has the meaning set forth in Section 4.4(c).
“Register” has the meaning set forth in Section 11.3(c).

“Regulated Subsidiary” means Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company and Southern Electric Generating Company.
“Regulation D, U or X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA with respect to which the notice requirements to the PBGC have not been waived.
“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean, (a) at any time prior to the funding of the Loan on the Closing Date, an amount equal to the Commitment of such Lender and (b) at any time after the funding of the Loan on the Closing Date, the outstanding amount of Loan owed to such Lender.
“Responsible Officer” means, as to the Borrower, any of the Chief Executive Officer, Chief Financial Officer, Treasurer, Comptroller, Secretary, Assistant Treasurer or Assistant Secretary of the Borrower.
“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill Financial, and any successor thereto.
“Sanction(s)” means any economic or financial sanction administered or enforced by the United States Government, including, without limitation, OFAC, the United Nations Security Council and the European Union or Her Majesty’s Treasury (“HMT”).
“SEC” means the Securities and Exchange Commission or any successor agency.
“Senior Debt Rating” means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower by each of S&P, Moody’s or Fitch.
“Senior Notes Issuance” means the contemplated issuance by the Borrower of one or more series of its senior notes pursuant to one or more registered public offerings or Rule 144A or other private placements to provide funds to pay all or a portion of the cash consideration payable under the Acquisition Agreement, the fees and expenses incurred in connection with the Transactions and/or to refinance the Loan made hereunder.
“Significant Subsidiary” means a Subsidiary of the Borrower which represents more than 15% of the Borrower’s assets on a consolidated basis.
“Signing Date” means August 23, 2015.
“SPC” has the meaning set forth in Section 11.3(g).

“Specified Representations” means the representations and warranties set forth in Section 6.1(a) (but only with respect to valid existence), 6.2, 6.3(a), 6.3(b) (but only with respect to any material law), 6.3(c) (but only with respect to Indebtedness of the Borrower with an aggregate outstanding principal amount in excess of $100 million), 6.5, 6.13(b), 6.14, 6.15, 6.16 and 6.17, in each case, but only insofar as they relate to the Borrower.
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.
“Taxes” has the meaning set forth in Section 4.4(a).
“Transactions” means the Acquisition, the execution, delivery and performance by the Borrower of this Agreement, the borrowings hereunder, the other financing transactions related to the Acquisition and the payment of fees and expenses incurred in connection with the foregoing.
“Trust Preferred Obligations” means the subordinated, deferrable interest debt securities of the Borrower, and, without duplication, any related securities issued by a trust or other special purpose entity in connection therewith.
“Unaudited Financial Statements” has the meaning set forth in Section 5.2(d).
“Unrestricted Subsidiary” means any Subsidiary of the Borrower with indebtedness that has been excluded from Indebtedness of the Borrower pursuant to clause (D) of the definition of “Indebtedness” because such indebtedness (a) is nonrecourse to the Borrower or any of its Subsidiaries (other than any other Unrestricted Subsidiary), other than with respect to stock or other ownership interest of the Borrower or any of its Subsidiaries in such Subsidiary, and (b) is not secured by any property of the Borrower or any of its Subsidiaries (other than the property of, or stock or other ownership interest in, an Unrestricted Subsidiary).
SECTION 1.2         Computation of Time Periods and Other Definitional Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Credit Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Recitals of and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

SECTION 1.3    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.2(d)); provided, however, (a) if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made, and (b) it is agreed that for purposes of calculations under Section 7.11 of this Agreement, capital lease obligations shall be calculated in accordance with GAAP as of the Effective Date unless otherwise agreed by the Borrower and the Required Lenders. All computations made under this Agreement (whether or not such computations specifically reference GAAP) relating to acquired Indebtedness shall be made without giving effect to any generally accepted accounting principles requiring any fair value adjustment that would cause such acquired Indebtedness to be marked to market.

SECTION 1.4    Rounding Rates. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto (except such as shall result from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction).

ARTICLE II

THE LOAN
SECTION 2.1    The Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single advance to the Borrower on the Closing Date in the amount equal to such Lender’s Commitment (the aggregate of such advances are the “Loan”). Each Lender shall make its portion of the Loan available to the Administrative Agent no later than 11:00 a.m. (New York time) on the Closing Date by deposit of immediately available funds at the Administrative Agent’s Office or at such other address as the Administrative Agent may designate in writing. The Administrative Agent will, upon receipt, make the proceeds of the Loan available to the Borrower in immediately available funds to the Borrower’s account as notified by the Borrower to the Administrative Agent in writing. No amount paid or prepaid hereunder may be re-borrowed.

SECTION 2.2 Evidence of Obligations.

(a)Lender Records. The amount, type, interest rate and duration of Interest Period (if applicable) of the portion of the Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the portion of the Loan to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

(b)Notes. The Loan made by the Lenders shall be evidenced by a promissory note of the Borrower payable to each Lender (to the extent requested by such Lender) in substantially the form of Exhibit 2.2(b) (the “Notes”) and shall be delivered by the Borrower to such Lender with reasonable promptness upon such request.

ARTICLE III

PAYMENTS
SECTION 3.1    Interest.

(a)Interest Rate. All Base Rate Loans shall accrue interest at the Adjusted Base Rate. All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b)Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at the Default Rate.

(c)Interest Payments. Interest on the Loan shall be due and payable in arrears on each Interest Payment Date.

SECTION 3.2    Voluntary Prepayments. The Borrower shall have the right to prepay the Loan in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 and (ii) each such partial prepayment of the Loan shall be in the minimum principal amount of $25,000,000 and integral multiples of $5,000,000 thereof. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied first to Base Rate Loans and second to Eurodollar Loans in direct order of Interest Period maturities.

SECTION 3.3    Payment in Full at Maturity. On the Maturity Date, the entire outstanding principal amount owing under the Credit Documents, together with accrued but unpaid interest and all other sums owing under the Credit Documents shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

SECTION 3.4    Continuation and Conversions. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans in Dollars into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a Notice of Continuation/Conversion, in compliance with the terms set forth below, (b) except as provided in Section 4.1, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable hereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion in each case, to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 12:00 p.m. (noon) (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a Notice of Continuation/Conversion submitted to the Administrative Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. Each conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum of $5,000,000, (b) each

Base Rate Loan shall be in a minimum amount of the lesser of $5,000,000 and (c) no more than ten Interest Periods shall be in effect.

SECTION 3.5    Place and Manner of Payments. All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Agreement shall be made unconditionally and without deduction for any counterclaim, defense, recoupment or setoff. All such payments shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Administrative Agent at the Administrative Agent’s Office, or any other designated location specified by the Administrative Agent. The Administrative Agent will distribute such payments made to the Lenders on the date of receipt if such payment is received prior to 2:00 p.m.; otherwise, the Administrative Agent will distribute such payments to the Lenders, and such payment will be credited to the Borrower, on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Agreement, specify to the Administrative Agent the Loan, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that, in the case of Eurodollar Loans (or interest payable with respect thereto) if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

SECTION 3.6    Pro Rata Treatment. Except to the extent otherwise provided herein, the Loan, each payment or prepayment of principal of the Loan, each payment of interest on the Loan, each reduction of the Commitments and each conversion and continuation of any Base Rate Loan or Eurodollar Loan shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, in the event that any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such payment at a rate per annum equal to the Federal Funds Rate.

SECTION 3.7    Computations of Interest and Fees. (a) Except for Base Rate Loans, on which interest shall be computed on the basis of a 365 or 366 day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b)    It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under any Note or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loan under applicable Law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loan. The right to demand payment of the Loan or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loan shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable Law.

SECTION 3.8    Sharing of Payments. Each Lender agrees that, in the event that any Lender shall obtain payment in respect of the Loan or other Borrower Obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loan or Borrower Obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored, together with its pro rata share of any interest required to be paid by the Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of the Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

SECTION 3.9    Termination or Reduction of Commitments.

(a) Unless previously terminated, the Commitment of each Lender shall terminate upon the earlier of (A) the borrowing of the Loan in accordance with Section 2.1 and (B) 5:00 p.m., New York City time, on the Commitment Termination Date.
(b)    The Borrower may, upon at least one Business Days’ notice to the Administrative Agent, reduce the Commitments from time to time, ratably in accordance with the amounts thereof, by an aggregate amount of $25,000,000 or any larger multiple of $5,000,000. Any such reduction shall be permanent.

(c)    In the event and on each occasion that, prior to the termination of the Commitments in accordance with Section 3.9(a) or (b), any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries (as applicable) in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, within three Business Days following the day of such receipt, deliver to the Administrative Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net Proceeds (together with a reasonably detailed calculation thereof), and (ii) the Commitments will be automatically and permanently reduced ratably by the amount of such Net Proceeds (or, if less, by the aggregate amount of the Commitments then in effect), such reduction to be effective on the day on which such Net Proceeds are received; provided, that in the case of any Commitment Reduction/Prepayment Event described in clause (C) of the definition of such term, (x) (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $100,000,000 and (B) no proceeds shall constitute Net Proceeds until the aggregate amount of all such proceeds since the Signing Date, without giving effect to clause (A), shall exceed $250,000,000, (y) if the Borrower shall, in such notice to the Administrative Agent, state that the Borrower intends to cause the Net Proceeds from such Commitment Reduction/Prepayment Event (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 365 days after receipt of such Net Proceeds to acquire, construct, improve, upgrade or repair assets (other than cash or cash equivalents) to be used in the business of the Borrower and its Subsidiaries, or to consummate any business acquisition by the Borrower or any of its Subsidiaries, then the amount of the reduction of the Commitments under this Section 3.9(c) on account of such Commitment Reduction/Prepayment Event shall be reduced by the amount of the Net Proceeds specified by the Borrower in such notice as intended to be so reinvested; and (z) to the extent that any proceeds from a Commitment Reduction/Prepayment Event described in clause (C) of the definition of such term attributable to a Subsidiary of the Borrower that would be required to be applied to reduce the Commitments under this Section 3.9(c) would be prohibited or restricted under applicable Law or any third-party agreement from being distributed or dividended to the Borrower (or the applicable Subsidiary’s parent company), then such proceeds shall not constitute Net Proceeds.

SECTION 3.10    Mandatory Prepayments. (a) In the event and on each occasion that, after the making of the Loan hereunder on the Closing Date, any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries (as applicable) in respect of any Commitment Reduction/Prepayment Event, (i) the Borrower shall, within three Business Days following the day of such receipt, deliver to the Administrative Agent a notice thereof setting forth the nature of such Commitment Reduction/Prepayment Event and the amount of such Net

Proceeds (together with a reasonably detailed calculation thereof) and (ii) within three Business Days after such Net Proceeds are received, the Borrower shall prepay the Loan in an amount equal to such Net Proceeds (or, if less, an amount equal to the aggregate amount of the Loan then outstanding); provided that in the case of any Commitment Reduction/Prepayment Event described in clause (C) of the definition of such term, (x) (A) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $100,000,000 and (B) no proceeds shall constitute Net Proceeds until the aggregate amount of all such proceeds since the Signing Date shall exceed $250,000,000, (y) if the Borrower shall, in such notice to the Administrative Agent, state that the Borrower intends to cause such Net Proceeds from such Commitment Reduction/Prepayment Event (or a portion thereof specified in such notice) to be applied, or committed to be applied, within 365 days after receipt of such Net Proceeds to acquire, construct, improve, upgrade or repair assets (other than cash or cash equivalents) to be used in the business of the Borrower and its Subsidiaries, or to consummate any business acquisition by the Borrower or any of its Subsidiaries, then the amount of the prepayment required to be made under this Section 3.10(a) on account of such Commitment Reduction/Prepayment Event shall be reduced by the amount of the Net Proceeds specified by the Borrower in such notice as intended to be so reinvested, and (z) to the extent that any proceeds from a Commitment Reduction/Prepayment Event described in clause (C) of the definition of such term attributable to a Subsidiary of the Borrower that would be required to be prepaid under this Section 3.10(a) would be prohibited or restricted under applicable Law or any third-party agreement from being distributed or dividended to the Borrower (or the applicable Subsidiary’s parent company), then such proceeds shall not constitute Net Proceeds.

(b)    Upon receipt of a notice of prepayment pursuant to this Section 3.10, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

SECTION 3.11    Fees.

(a)    Ticking Fee.        The Borrower shall pay to the Administrative Agent for the accounts of the Lenders, ratably in proportion to their Commitment, a ticking fee, accruing from November 21, 2015, in and amount equal to 0.125% per annum of the aggregate Commitments hereunder (computed on this basis of the actual number of days elapsed over a 360-day year) payable in full on the earliest to occur of (i) the Commitment Termination Date and (ii) the Closing Date.

(b)            Duration Fee.        The Borrower shall pay to the Administrative Agent on each of the dates set forth below for the accounts of the Lenders, ratably in proportion to their outstanding portion of the Loan, a duration fee equal to the applicable percentage set forth below of the aggregate principal amount of the Loan outstanding on such date:

Date	Duration Fee

90 days after the Closing Date	0.50%

180 days after the Closing Date	0.75%

270 days after the Closing Date	1.00%

ARTICLE IV

ADDITIONAL PROVISIONS REGARDING THE LOAN

SECTION 4.1    Yield Protection. (a) Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate or the Required Lenders shall have notified the Administrative Agent that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.

(b)    Change in Legality. Notwithstanding any other provision herein, if (i) any adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority (provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes hereof, regardless of the date enacted, adopted or issued) shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may, until such time as the circumstances giving rise to such unlawfulness no longer exists:

(A)declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(B)require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(c)Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) (provided, that notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes hereof, regardless of the date enacted, adopted or issued), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.
SECTION 4.2    Capital Adequacy. If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable Law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or its parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or its parent corporation’s) policies with respect to capital adequacy) (provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel

Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes hereof, regardless of the date enacted, adopted or issued), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

SECTION 4.3    Compensation. The Borrower shall compensate each Lender, within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain:

(a)if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing, continuation or conversion of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion, as the case may be;

(b)if any prepayment, repayment, continuation or conversion of any Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Article 4);

(c)if the Borrower fails to repay any Eurodollar Loan when required by the terms of this Agreement; or

(d)if the Borrower elects to cause a mandatory assignment of such Lender’s Commitment or portion of the Loan pursuant to Section 4.5.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3. Each determination and calculation hereunder shall be in good faith and shall be conclusive absent manifest error.
SECTION 4.4    Taxes.

(a)    Tax Liabilities Imposed on a Lender. (i) Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (A) taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof and (B) any U.S. federal withholding taxes imposed under FATCA (all such non‑excluded taxes, being hereinafter referred to as “Taxes”). If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or Borrower, as applicable) require the deduction or withholding of any tax from any such payment hereunder, then the Administrative Agent or Borrower shall be entitled to make such deduction or withholding.

(ii)    Without limiting the rights of the Borrower in clause (i) above, if the Borrower or the Administrative Agent shall be required by the Code to deduct any taxes from or in respect of any sum payable hereunder to any Lender, (A) to the extent that the withholding or deduction is made on account Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (B) the Administrative Agent shall make such deductions and (C) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with the Code.

(iii)    If the Borrower or the Administrative Agent shall be required by applicable Law other than the Code to deduct any taxes from or in respect of any sum payable hereunder to any Lender, (A) to the extent that the withholding or deduction is made on account Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower or Administrative Agent, as required by such law, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)    Other Taxes. In addition, the Borrower agrees to pay, upon written notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (collectively, the “Other Taxes”).

(c)    Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a “Refund”) from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower in writing of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower, make a claim to such Governmental Authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection (c) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out‑of‑pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or the Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(c) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary) or to alter its tax accounting practices.
(d)Foreign Lender. Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Effective Date (or, in the case of a Person that becomes a Lender after the Effective Date by assignment, promptly upon such assignment), two duly completed and signed copies of (1) Form W-8BEN or W-8BEN-E, as applicable, of the United States Internal Revenue Service, or a successor applicable form, entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Agreement and/or any Notes, (2) Form W-8ECI of the United States Internal Revenue Service, or a successor applicable form, relating to all amounts to be received by such Lender pursuant to this Agreement and/or any Notes or (3) any other form (together with supplementary documentation) prescribed by applicable Laws entitling such Lender to a complete exemption from United States withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current United States laws or regulations. If and for any period during which the provisions of this Section 4.4(d) are not satisfied by or with respect to any such Lender, no provision of this Agreement shall require the Borrower to indemnify with respect to any resulting withholding of United States taxes imposed on or with respect to such Lender as a result of such noncompliance for the periods to which such noncompliance relates, unless such noncompliance is directly attributable to a change in a law, rule or regulation issued by a Governmental Authority which results in the inability of such Lender to provide such form. If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e)United States Lenders. Each Lender that is a United States Person shall, on or prior to the date it becomes a party hereto and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent, provide the Administrative Agent and the
Borrower with a properly completed and duly executed copy of Internal Revenue Service Form W-9, or any successor to such form.

SECTION 4.5    Mitigation; Mandatory Assignment. The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate or the payment of Taxes or Other Taxes under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loan to another lending office or Affiliate of a Lender) unless, in the reasonable opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event (a) a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, (b) a Lender does not consent to a proposed amendment, change, waiver, discharge or termination with respect to any Credit Document to which the Required Lenders have consented (a “Non-Consenting Lender”) or (c) a Lender becomes a Defaulting Lender, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require any such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority, (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loan hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 and (c) in the case of any such assignment resulting from a Non‑Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed amendment, change, waiver, discharge or termination. In the event any assigning Lender fails to promptly execute the agreements required under Section 11.3(b) in connection with an assignment pursuant to this

Section 4.5, the Borrower may, upon one (1) Business Day’s prior notice to such assigning Lender, execute such agreements on behalf of such assigning Lender.

SECTION 4.6    Defaulting Lenders.    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    any ticking or commitment fees shall cease to accrue on the Commitment of such Defaulting Lender; and

(b)    the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.6); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor the principal or interest owed to such Lender reduced, or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1    Effective Date. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 11.6):

(a)Executed Agreement. Receipt by the Administrative Agent of duly executed copies of this Agreement.

(b)Fees and Expenses. Payment by the Borrower of all reasonable and documented fees and expenses then owed by it to the Lenders, the Administrative Agent and the Lead Arranger to the extent invoiced at least three Business Days prior to the Effective Date.

(c)USA Patriot Act. The Administrative Agent, the Lead Arranger and the Lenders shall have received at least three Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested of the Borrower in writing not fewer than ten Business Days prior to the Effective Date.

(d)Corporate Documents. Receipt by the Administrative Agent of the following:

(i)Charter Documents. A copy of the Certificate of Incorporation of the Borrower issued by the Secretary of State of the State of Delaware on

November 9, 1945, as amended, certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Effective Date.

(ii)Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Effective Date.

(iii)Resolutions. Copies of resolutions of the Board of Directors of the Borrower or a duly authorized committee thereof approving and adopting the Credit Documents to which it is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Effective Date.

(iv)Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and the principal place of business of the Borrower and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of its incorporation and the principal place of business of the Borrower.

(v)Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Effective Date.

(e)Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders from legal counsel to the Borrower.

SECTION 5.2    Closing Date. The obligation of each Lender to fund its portion of the Loan on the Closing Date is subject to satisfaction (or waiver in accordance with Section 11.6) of the following conditions on or prior to the Closing Date (in form and substance acceptable to the Administrative Agent):

(a)    Effective Date. This Agreement shall have become effective as provided in Section 5.1.

(b)    Note and Notice of Borrowing. Receipt by the Administrative Agent of duly executed copies of (i) the Notes (to the extent requested by the Lenders three Business Days prior to the Closing Date) and (ii) a Notice of Borrowing.

(c)    Officer’s Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower, dated the Closing Date, confirming the satisfaction of the conditions set forth in clauses (g), (k) and (m) of this Section 5.2.

(d)    Financial Statements. Receipt by the Lenders of (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Acquired Business for the three fiscal years ended at least 60 days prior to the Closing Date (the Lenders acknowledge receipt of such audited financial statements for the Borrower and the Acquired Business for the fiscal years ended 2012, 2013 and 2014 and agree that, with respect to such audited financial information for any subsequent fiscal year, such condition shall be deemed satisfied through the filing by the Borrower or the Acquired Business, as the case may be, of the annual report on Form 10-K with respect to such fiscal year) (the “Audited Financial Statements”); (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Acquired Business for each completed fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the date hereof and at least 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review) (the “Unaudited Financial Statements”) (Lenders agree that, with respect to such Unaudited Financial Statements for any fiscal quarter, such condition shall be deemed satisfied through the filing by the Borrower or the Acquired Business, as the case may be, of the quarterly report on Form 10-Q with respect to each such fiscal quarter), which audited and unaudited financial statements shall be prepared in accordance with, or reconciled to, GAAP; and (iii) a pro forma consolidated balance sheet and related balance sheet and statements of income of the Borrower for the latest fiscal year for which Audited Financial Statements have been delivered pursuant to the foregoing clause (i) and the latest 3-, 6-, or 9-month period for which the Unaudited Financial Statements have been delivered pursuant to the foregoing clause (ii) (collectively, the “Pro Forma Financial Statements”), in each case meeting the requirements of Article 11 of Regulation S-X, to the extent the Borrower is (or would be following the 74-day grace period) required to file any such Pro Forma Financial Statements prior to an offering of securities under the Borrower’s current registration statement on Form S-3 (File No. 333-202413) (or if the Borrower is no longer S-3 eligible, prior to the SEC declaring a registration statement of the Borrower on Form S-1 effective).

(e)    Fees and Expenses. Payment by the Borrower of all reasonable and documented fees and expenses then owed by it to the Lenders, the Administrative Agent and the Lead Arranger to the extent invoiced at least three Business Days prior to the Closing Date.

(f)    Company Material Adverse Effect. Except as disclosed in the Company Reports (as defined in the Acquisition Agreement as in effect on the Signing Date) publicly available at least 24 hours prior to the Signing Date and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature) or in the Company Disclosure Letter (as defined in the Acquisition Agreement as in effect on the Signing Date), since June 30, 2015, there shall not have been any changes, events or developments that have had or would reasonably be expected to have, individually or in the aggregate, with all such other changes, events or developments, a Company Material Adverse Effect.

(g)    Acquisition. The Acquisition shall have been or shall be, substantially simultaneously with the borrowing of the Loan hereunder on the Closing Date, consummated in all material respects in accordance with the terms of the Acquisition Agreement (as in effect on the Signing Date) without giving effect to any amendments, modifications, supplements, waivers or consents thereto by the Borrower that are materially adverse to the interests of the Lenders or the Lead Arranger and not approved by the Lead Arranger (which approval shall not be unreasonably withheld, conditioned or delayed); provided that, (x) decreases in the cash portion of the purchase consideration for the Acquisition exceeding 10% in the aggregate shall be deemed materially adverse to the Lenders and any decrease of the cash portion of such purchase consideration equal to less than 10% in the aggregate shall be deemed not materially adverse to the Lenders so long as it shall have been allocated to reduce the Commitments in an amount equal to such reduction in the cash portion of the purchase consideration and (y) any increase in the cash portion of the purchase consideration equal to less than 10% shall be deemed not materially adverse to the Lenders.

(h)    Offering Document for Senior Notes Issuance. At least 20 days prior to the Closing Date, the Borrower shall have (i) provided to the Investment Banks one or more preliminary prospectuses, offering memoranda or private placement memoranda including all financial statements (including the Pro Forma Financial Statements (which shall include the impact of any other acquisitions for which the Borrower is (or would be following the 74-day grace period) required to file Pro Forma Financial Statements meeting the requirements of Article 11 of Regulation S-X prior to an offering of securities under the Borrower’s current registration statement on Form S-3 (File No. 333-202413) (or if the Borrower is no longer S-3 eligible, prior to the SEC declaring a registration statement of the Borrower on Form S-1 effective) and other information that would be required in a registration statement for an offering by the Borrower registered under the Securities Act relating to the Senior Notes Issuance, and thereafter prepared supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (collectively, the “Offering Document”), (ii) used commercially reasonable efforts to cause the independent registered public accountants of the Borrower to deliver a draft of a customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document with respect to the Borrower, with such draft comfort letter to be in substantially the same form as prior comfort letters delivered by such independent registered public accountants in transactions involving the Borrower and the Investment Banks, and (iii) used its commercially reasonable efforts to cause the independent registered public accountants of the Acquired Business to deliver a draft of a customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document with respect to the Acquired Business.

(i)    Solvency Certificate. Receipt by the Administrative Agent of a solvency certificate signed by the chief financial officer, chief accounting officer or other financial officer with equivalent duties of the Borrower in the form attached hereto as Exhibit 5.2(i).

(j)    USA Patriot Act. The Administrative Agent, the Lead Arranger and the Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested of the Borrower in writing not fewer than ten Business Days prior to the Closing Date.

(k)    No Default or Event of Default. No Default or Event of Default referred to in Section 9.1(a), 9.1(c) (solely with respect to a breach of Section 7.11) or Section 9.1(e) shall have occurred and be continuing or would result from the making of the Loan on the Closing Date, after giving effect to the Transactions.

(l)    Acquisition Agreement Representations. Each of the Acquisition Agreement Representations shall be true and correct in all material respects (except Acquisition Agreement Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and immediately after giving effect to, the making of the Loan on the Closing Date.

(m)    Specified Representations. Each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and immediately after giving effect to, the making of the Loan on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender, on and as of the Effective Date and, in the case of Sections 6.1 through 6.7 and 6.10 through 6.17, on and as of the Closing Date, both before and immediately after giving effect to the Transactions to occur on the Closing Date, that:
SECTION 6.1    Organization and Good Standing. The Borrower and each Significant Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

SECTION 6.2    Due Authorization. The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Agreement and the other Credit Documents.

SECTION 6.3    No Conflicts. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its certificate or articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law, regulation (including, without limitation, Regulation D, U or X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

SECTION 6.4    Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents that has not been obtained.

SECTION 6.5    Enforceable Obligations. This Agreement and the other Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

SECTION 6.6    Financial Condition. The Audited Financial Statements and the Unaudited Financial Statements, in each case of the Borrower, (a) fairly present the financial condition and operations of the Borrower as of the date thereof and (b) were prepared in accordance with GAAP.

SECTION 6.7    No Default. No Default or Event of Default presently exists.

SECTION 6.8    Indebtedness and Off Balance Sheet Indebtedness. As of the Effective Date, the Borrower and its Subsidiaries have no Indebtedness except (1) as disclosed in the consolidated audited financial statements of the Borrower dated as of December 31, 2014, including balance sheets and income and cash flow statements, in each case, audited by independent public accountants of recognized standing and prepared in accordance with GAAP, the consolidated unaudited quarterly financial statements of the Borrower for the three month periods as of and for March 31, 2015 and June 30, 2015, including balance sheets and income and cash flow statements, in each case prepared in accordance with GAAP and as otherwise incurred in the ordinary course, (2) Indebtedness in an aggregate amount of $400,000,000 incurred by Southern Power Company pursuant to a term loan agreement in August 2015 and (3) Indebtedness in an aggregate amount of $400,000,000 incurred by the Borrower pursuant to a term loan agreement in September 2015. Set forth on the Borrower’s annual report on Form 10-K for the year ended December 31, 2014 and the Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 is a specific description of all material Off Balance Sheet Indebtedness of the Borrower and its Subsidiaries as of the periods covered thereby.

SECTION 6.9    Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K, for the year ended December 31, 2014, in the Borrower’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 and in any current report on Form 8-K filed by the

Borrower between December 31, 2014 and the Effective Date, as of the Effective Date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or a Significant Subsidiary, in which there is a reasonable possibility of an adverse decision which has had or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.10    Taxes. The Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes or returns (a) which are not yet delinquent, (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP, or (c) which are not, either individually or in the aggregate, considered material. The Borrower is not aware of any proposed material tax assessments against it.

SECTION 6.11    Compliance with Law. The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless (a) such failure to comply would not have a Material Adverse Effect, or (b) the necessity of compliance therewith is being contested in good faith and by proper proceedings.

SECTION 6.12    ERISA. There have been no ERISA Events that are continuing and either singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower each Pension Plan has been administered with the applicable provisions of ERISA and the Code, and there are no pending, or to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by a Governmental Authority, with respect to any Pension Plan (other than claims for benefits and funding obligations in the ordinary course and PBGC premiums due but not delinquent), except where such non-compliance, claim, lawsuit or action either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Pension Plan has arisen, which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules with respect to each Pension Plan except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.13    Use of Proceeds; Margin Stock. The proceeds of the Loan hereunder (a) will be used solely for the purposes specified in Section 7.9 and (b) will not be used in a manner that would cause a violation of Regulation U or Regulation X.

SECTION 6.14    Investment Company Act. The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

SECTION 6.15    Solvency. Immediately after giving effect to the consummation of the Transactions on the Closing Date, the Borrower and its Subsidiaries on a consolidated basis will be solvent. For purposes of the preceding sentence, “solvent” means (a) the fair saleable value (on a going concern basis) of the Borrower’s assets exceed its liabilities, contingent or otherwise, fairly valued, (b) the Borrower will be able to pay its debts as they become due and (c) upon paying its debts as they become due, the Borrower will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations.

SECTION 6.16    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially
Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iii) located, organized or resident in a Designated Jurisdiction.

SECTION 6.17    Anti-Corruption Laws. To the extent applicable, the Borrower and each of its Subsidiaries conducts its businesses in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 and maintains policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loan, together with interest, fees and other obligations hereunder (other than contingent indemnification obligations not yet due and payable), have been paid in full and the Commitments hereunder shall have been terminated:
SECTION 7.1    Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent:
(a)    Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal year, together with related statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to going concern. In addition, upon the request of the Administrative Agent, the Borrower shall provide the Lenders its unaudited corporate balance sheet and related corporate income and cash flows for such fiscal year. To the extent that the information set forth in this Section 7.1(a) is included in the Borrower’s annual report on Form 10-K as filed with the SEC, such information shall be deemed delivered for purposes hereof.

(b)    Quarterly Financial Statements. As soon as available, and in any event within 55 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with related statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year‑end audit adjustments. In addition, upon the request of the Administrative Agent, the Borrower shall provide the Lenders its unaudited corporate balance sheet and related corporate income and cash flows for each fiscal quarter (other than the fourth fiscal quarter). To the extent that the information set forth in this Section 7.1(b) is included in the Borrower’s quarterly report on Form 10-Q as filed with the SEC, such information shall be deemed delivered for purposes hereof.

(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer, treasurer or any assistant treasurer of the Borrower, substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenant contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)    Notices. Upon a Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent as soon as administratively practicable of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by the Borrower of potential liability or responsibility for, violation or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates or the termination of any Pension Plan in a distress termination.

(e)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that the Administrative Agent and the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, Debtdomain and/or DX Syndicate or another similar electronic system (the “Platform”).
SECTION 7.2    Preservation of Existence and Franchises. The Borrower will, except as permitted by Section 8.2, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

SECTION 7.3    Books and Records. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves); provided that unaudited corporate financial statements of the Borrower provided pursuant to Section 7.1(a) and (b) are not required to be prepared in accordance with GAAP.

SECTION 7.4    Compliance with Law. The Borrower will comply with all laws, rules, regulations, orders and decrees, and all restrictions imposed by all Governmental Authorities, applicable to it and its property (a) if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect or (b) unless the necessity of compliance therewith is being contested in good faith and by proper proceedings.

SECTION 7.5    Payment of Taxes. The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay (a) any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (b) any such taxes which are not, either individually or in the aggregate, considered material.

SECTION 7.6    Insurance. The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self‑insurance retentions as are in accordance with normal industry practice.

SECTION 7.7    Performance of Obligations. The Borrower will perform in all material respects all of its obligations under the terms of all material agreements to which it is a party or by which it is bound (other than agreements, indentures, mortgages, security agreements or other instruments relating to Indebtedness) unless (i) Borrower’s nonperformance of any such agreement would not reasonably be expected to have a Material Adverse Effect or (ii) the necessity of performance thereof is being contested in good faith and by proper proceedings.

SECTION 7.8    ERISA. The Borrower shall, and shall, to the extent practicable, cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state law; and (b) make all required contributions to any Pension Plan subject to Section 412 or Section 430 of the Code and all contributions required of the Borrower and its ERISA Affiliates to any Multiemployer Plan subject to Section 431 of the Code; except in each such instance in clause (a) or (b) where the failure to do so, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.9    Use of Proceeds. The proceeds of the Loan may be used solely for the payment of the cash consideration payable under the Acquisition Agreement upon the consummation of the Acquisition and other cash payments required in connection with the consummation of the Transactions.

SECTION 7.10    Audits/Inspections. Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower. So long as there is not a Default or Event of Default and unless Borrower otherwise consents, such visits and inspections shall be limited to once per calendar year.

SECTION 7.11    Indebtedness to Capitalization. The ratio of (a) Indebtedness of the Borrower and its consolidated Subsidiaries to (b) Capitalization shall at all times be less than or equal to 0.70 to 1.0.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loan, together with interest, fees and other obligations hereunder (other than contingent indemnification obligations not yet due and payable), have been paid in full and the Commitments hereunder shall have been terminated:
SECTION 8.1    Nature of Business. The Borrower will not alter the character of its business from that conducted or contemplated hereunder as of the Effective Date.

SECTION 8.2    Consolidation and Merger. The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.2, the following actions may be taken if after giving effect thereto no Default or Event of Default exists:

(a)    a Subsidiary of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving corporation; and

(b)    the Borrower may merge or consolidate with any other Person (other than one of its Subsidiaries) if either (i) the Borrower shall be the continuing or surviving corporation or (ii) the Borrower shall not be the continuing or surviving corporation and the corporation so continuing or surviving (A) is a corporation organized and duly existing under the law of any state of the United States, (B) has (1) a long-term, senior, unsecured, non-credit enhanced debt rating of BBB- or better from S&P and Baa3 or better from Moody’s or (2) a commercial paper rating of A-2 or better from S&P and P-2 or better from Moody’s and (C) executes and delivers to the Administrative Agent and the Lenders an instrument in form reasonably satisfactory to the Required Lenders pursuant to which it expressly assumes the Loan and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form reasonably satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request; provided that prior to any such merger or consolidation, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such merger or consolidation on a pro forma basis, the Borrower will be in compliance with Section 7.11.

SECTION 8.3    Sale or Lease of Assets. Except as permitted by Section 8.2, the Borrower will not convey, sell, lease, transfer or otherwise dispose of (a) in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired or (b) any shares of capital stock of Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company or Southern Company Services, Inc.

SECTION 8.4    Transactions with Affiliates. Except as otherwise required by law, the Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s‑length transaction with a Person other than an Affiliate.

SECTION 8.5    Fiscal Year. The Borrower will not change its fiscal year (a) without prior written notification to the Lenders and (b) if such change would materially affect the Lenders’ ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.11.

SECTION 8.6    Liens. The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any
Indebtedness (unless the Loan hereunder is equally and ratably secured with such other Indebtedness) other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return‑of‑money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds (unless such Lien is in connection with a judgment that has caused an Event of Default pursuant to Section 9.1(g)), (g) easements, rights‑of‑way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 360 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto, (k) any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Borrower in accordance with Section 8.2, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity), (l) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets), (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) and (n) Liens on property, in addition to those otherwise permitted by clauses (a) through (m) above, securing, directly or indirectly, Indebtedness which does not exceed, in the aggregate at any one time outstanding, the greater of (i) $100,000,000.00 or (ii) ten percent (10%) of Net Tangible Assets.

SECTION 8.7    Sanctions. The Borrower shall not, directly or, to the knowledge of the Borrower, indirectly, use the Loan or any proceeds of the Loan, or lend, contribute or otherwise make available the Loan or any proceeds of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will, to the knowledge of the Borrower, result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent or otherwise) of Sanctions.

SECTION 8.8    Anti-Corruption Laws. The Borrower shall not, directly or indirectly, use any proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1    Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)    Payment. The Borrower shall:

(i)default in the payment when due of any principal of the Loan; or

(ii)default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loan or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; provided, however, that if such untrue representation, warranty or statement is capable of being remedied, it shall not be an Event of Default if the Borrower remedies such untrue representation, warranty or statement within ten (10) Business Days of any Responsible Officer of the Borrower obtaining actual knowledge thereof.

(c)    Covenants. The Borrower shall:

(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.4, 7.9, 7.11 or 8.1 through 8.8, inclusive; or

(ii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(a), (b), (c) or (d) and such default shall continue unremedied for a period of ten Business Days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by the Administrative Agent; or

(iii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by the Administrative Agent.

(d)    Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.

(e)    Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or a Significant Subsidiary: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Significant Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Significant Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a

Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Significant Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f)Defaults under Other Agreements. With respect to (i) any Indebtedness (other than the Indebtedness under this Agreement and the FFB Indebtedness) of the Borrower or a Significant Subsidiary in a principal amount in excess of $100,000,000, (A) the Borrower or such Significant Subsidiary shall (1) default in any payment (interest or principal) (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default pursuant to this clause (2) or other event or condition is to cause, any such Indebtedness to become immediately due and payable; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (C) any such Indebtedness matures and remains unpaid; and (ii) the FFB Indebtedness in a principal amount in excess of $100,000,000, (A) Georgia Power Company shall (1) default in any payment (interest or principal) (beyond the applicable grace period with respect thereto, if any) with respect to any such FFB Indebtedness, or (2) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to the FFB Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause all outstanding principal of the FFB Indebtedness to become immediately due and payable; or (B) the FFB Indebtedness shall be declared due and payable, or required to be prepaid, other than by (1) a regularly scheduled required prepayment, (2) a mandatory prepayment pursuant to Sections 3.3.3(a), (b) or (c) of the Loan Guarantee Agreement (without giving effect to any amendment thereto) or (3) a Mandatory Prepayment Event, prior to the stated maturity thereof; or (C) the FFB Indebtedness matures and remains unpaid; it being understood that no default or other event or condition referred to in clause (ii) of this paragraph (f) shall be a Default or Event of Default under this Agreement (x) unless Georgia Power Company is a Significant Subsidiary at the time of such default or other condition or event and (y) unless and until such default or other event or condition shall have occurred and be continuing beyond the applicable grace or cure period with respect thereto contained in any instrument or agreement evidencing, securing or relating to the FFB Indebtedness.

(g)Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Significant Subsidiary involving a liability of $100,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of at least 30 days after the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien.

(h)ERISA. (i) An ERISA Event occurs which is continuing and has resulted or would reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount in excess of $100,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000,000.

(i)Change of Control. The occurrence of any Change of Control.

SECTION 9.2    Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders, if required by Section 11.6) or cured to the satisfaction of the Required Lenders (or the Lenders, if required by Section 11.6), the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a)    Acceleration of the Loan. Declare the unpaid principal of and any accrued interest in respect of the Loan and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)    Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set‑off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then (a) the Commitments shall automatically terminate and (b) the Loan, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

SECTION 9.3    Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement, after the exercise of any remedies by the Administrative Agent or the Lenders pursuant to Section 9.2 (or after the Commitments shall automatically terminate and the Loan (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;
SECOND, to payment of any fees owed to the Administrative Agent or any Lender, pro rata as set forth below;
THIRD, to the payment of all accrued interest payable on the Loan and other Borrower Obligations to the Lenders hereunder, pro rata as set forth below;
FOURTH, to the payment of the outstanding principal amount of the Loan and all other Borrower Obligations which shall have become due and payable under the Credit Documents, pro rata among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
FIFTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loan held by such Lender bears to the aggregate then outstanding Loan) of amounts available to be applied.
SECTION 9.4    Limited Conditionality Period. During the period from and including the Effective Date to and including the Closing Date or the termination of all Commitments pursuant to Section 3.9 (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with any provision of Article VII or VIII, (iii) any provision to the contrary herein or in any Credit Document or otherwise or (iv) that any condition to the occurrence of the Effective Date set forth in Section 5.1 may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments (except as set forth in Section 3.9(c)), (2) rescind, terminate or cancel the Credit Documents or exercise any right or remedy or make or enforce any claim under the Credit Documents, any Note or otherwise it may have to the extent to do so would prevent, limit or delay the making of its portion of the Loan, (3) refuse to participate in making its Loan; provided that the applicable conditions precedent to the making of the Loan set forth in Section 5.2 have been satisfied or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in Section 5.2 is not satisfied on the Closing Date or if the Commitments have been terminated as a result of an Event of Default under Section 9.1(e) with respect to the Borrower prior to the Closing Date; and (B) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE X

AGENCY PROVISIONS

SECTION 10.1    Appointment. Each Lender hereby designates and appoints Citibank, N.A., as Administrative Agent to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as an agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. Except as expressly set forth herein, the provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower. Notwithstanding anything herein or in any of the Credit Documents to the contrary, no Lender that is listed as a syndication agent or co-agent (if any) herein shall have any functions, duties, obligations, responsibilities or liabilities, or serve in any capacity, hereunder or under any of the Credit Documents except as a Lender in accordance with the terms of the Credit Documents. The Administrative Agent shall, upon receipt thereof, from the Borrower, promptly deliver to the Lenders copies of the financial statements received pursuant to Section 7.1.

SECTION 10.2    Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.3    Exculpatory Provisions. No Agent-Related Person shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by an Agent-Related Person under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by an Agent-Related Person to the Lenders or by or on behalf of the Borrower to an Agent‑Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loan or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.

The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law.
SECTION 10.4    Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or, to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

SECTION 10.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to the Credit Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders.

SECTION 10.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that no Agent‑Related Person has made any representations or warranties to it and that no act by any Agent‑Related Person hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent‑Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any Agent‑Related Person or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its portion of the Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Agent‑Related Person or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for (i) delivery of the Credit Documents, (ii) delivery of all financial statements received by the Administrative Agent pursuant to Section 7.1(a) and 7.1(b) and each report received by the Administrative Agent pursuant to Section 7.1(c), (iii) delivery of all notices received by the Administrative Agent pursuant to Sections 7.1(e) and 7.8 and (iv) delivery of notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent‑Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of an Agent‑Related Person.

SECTION 10.7    Indemnification. Each Lender agrees to indemnify each Agent-Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s Commitment Percentage in effect on the date on which indemnification is sought under this section (or if indemnification is sought after the date on which the Commitments shall have terminated and the Loan shall have been paid in full, according to such Lender’s Commitment Percentage in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Borrower Obligations) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of this Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent-Related Person. If any indemnity furnished to an Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Borrower Obligations and all other amounts payable hereunder and under the other Credit Documents.

SECTION 10.8    Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loan made and all Borrower Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though they were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 10.9    Successor Administrative Agent. The Administrative Agent may, at any time, resign upon 30 days written notice to the Borrower and the Lenders. Upon any such resignation, the Required Lenders, with the written consent of the Borrower, shall have the right to appoint a successor to the resigning Administrative Agent. If no successor Administrative Agent shall have been so duly appointed, and/or such successor agent shall not have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent, with the written consent of the Borrower, provided such successor is a Lender hereunder or a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $5,000,000,000. If no successor Administrative Agent shall have been appointed in the time frame set forth above, then the Lenders shall perform all the obligations of the resigning Administrative Agent until the time a successor has been appointed by the Required Lenders, with the written consent of the Borrower, as set forth above and has accepted such appointment. If at any time it is determined that the Administrative Agent is a Defaulting Lender for purposes hereof, the Borrower may request, subject to the written consent of the Required Lenders, that the Administrative Agent be replaced with a successor administrative agent by notifying the Lenders in writing of its nomination of a current Lender to act as the administrative agent hereunder. The nominated Lender shall be appointed as the successor administrative agent upon approval of the nomination by the Required Lenders; provided, however, that any Lender’s failure to respond to the Borrower’s nomination within ten (10) days of receipt of such nomination shall be deemed to be such Lender’s approval thereof.

Upon the acceptance of the appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement and the other Credit Documents and the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

If at any time any existing Lender shall cease to be a Lender hereunder, such institution shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents in that capacity.
SECTION 10.10    Administrative Agent May File Proof of Claims. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.4 and 11.5 allowed in such judicial proceeding); and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.11    Administrative Agent as Lender. Notwithstanding the foregoing, at any time that Citibank, N.A., is the only Lender, this Article 10 shall not be applicable and all other references to the Administrative Agent shall be deemed to be references to the Lender.

ARTICLE XI

MISCELLANEOUS
SECTION 11.1    Notices and other Communications; Facsimile Copies.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Notices of Continuation/Conversion, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.2    Right of Set‑Off. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set‑off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under any Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set‑off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Participation Purchaser may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

SECTION 11.3    Benefit of Agreement

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Administrative Agent, the Lead Arranger, the parties hereto, their respective successors and assigns permitted hereby and Participation Purchasers to the extent provided in subsection (d) of this Section) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more Eligible Assignees (subject to the consent of certain Persons as set forth in the definition thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and the portion of the Loan at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment Percentage and the portion of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment Percentage and the portion of the Loan subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Sections 9.1(a) or (e) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that the Borrower’s failure to respond within ten (10) days of receipt of written notice of such assignment shall be deemed to be the Borrower’s approval thereof; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1 through 4.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participation Purchaser”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participation Purchaser, agree to any amendment, waiver or other modification described in clauses (a) through (g) of Section 11.6 that directly affects such Participation Purchaser. Subject to subsection (e) of this Section, the Borrower agrees that each Participation Purchaser shall be entitled to the benefits of Sections 4.1 through 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participation Purchaser also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participation Purchaser agrees to be subject to Section 3.8 as though it were a Lender.

(e)    A Participation Purchaser shall not be entitled to receive any greater payment under Section 4.2 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participation Purchaser, unless the sale of the participation to such Participation Purchaser is made with the Borrower’s prior written consent. A Participation Purchaser that would be a “foreign corporation, partnership or trust” within the meaning of the Code if it were a Lender shall not be entitled to the benefits of Section 4.4 unless the Borrower is notified of the participation sold to such Participation Purchaser and such Participation Purchaser agrees, for the benefit of the Borrower, to comply with Section 4.4(d) as though it were a Lender.

(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle managed or sponsored by the Granting Lender or an Affiliate thereof (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii)

if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.6, (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) each Granting Lender’s obligations under this Agreement shall remain unchanged. Each party hereto agrees that no SPC will be entitled to any rights or benefits except as expressly set forth in this subsection (g). The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of the Loan to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

(h)Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loan owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.3, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 11.4    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

SECTION 11.5    Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out‑of‑pocket costs and expenses of (A) each Agent-Related Person in connection with the negotiation, preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of a single special counsel to the

Administrative Agent) and any amendment, waiver, consent or assignment relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work‑out, renegotiation or restructure relating to the performance by the Borrower under this Agreement, (B) the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein and any reasonable expenses incurred in connection with any work-out, renegotiation or restructure relating to the performance by the Borrower under this Agreement (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders); and (ii) indemnify each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, representatives and attorneys-in-fact from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of the Loan hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrower shall not be responsible for any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified, in each case as found by a final, non-appealable judgment of a court of competent jurisdiction; and provided further that in no event shall the Borrower have any liability with respect to the settlement or compromise of any claim or proceeding effected without its prior written consent nor shall the Borrower be liable for the fees and disbursements of more than one firm of attorneys in connection with the same matter in the same jurisdiction for all Persons indemnified. The agreements in this Section 11.5 shall survive the repayment of the Borrower Obligations and the termination of the Commitments.

SECTION 11.6    Amendments, Waivers and Consents. Neither this Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby,

(a)    extend the Maturity Date;

(b)    reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on the Loan or reduce the amount or extend the time of payment of fees owing hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(c)    reduce or waive or extend the time of payment of the principal amount of the Loan;

(d)    increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e)    release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations except as permitted by Section 8.2;

(f)    amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 3.9(c), 3.10, 9.1(a), 11.2, 11.3 or 11.5; or

(g)    reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.

Notwithstanding anything above to the contrary, unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loan and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

SECTION 11.7    Counterparts; Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

SECTION 11.8    Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

SECTION 11.9    [Reserved].

SECTION 11.10    Survival of Indemnification and Representations and Warranties. All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan, and the repayment of the Loan and other obligations and termination of the Commitments hereunder.

SECTION 11.11    Governing Law.

(A)    THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE PARTIES HERETO

CONSENT TO SUCH GOVERNANCE, CONSTRUCTION AND INTERPRETATION UNDER THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT EACH OF (a) THE INTERPRETATION OF THE DEFINITION OF COMPANY MATERIA ADVERSE EFFECT AND THE DETERMINATION OF WHETHER THERE SHALL HAVE OCCURED A COMPANY MATERIAL ADVERSE EFFECT, (b) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMATED AS CONTEMPLATED BY THE ACQUISITION AGREEMENT AND (c) THE DETERMINATION OF WHETHER THE ACQUISITION AGREEMENT REPRESENTATIONS ARE ACCURATE, SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO IRREVOCABLY WAIVES, TO
THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN THE COURTS OF ANY JURISDICTION.

SECTION 11.12    Waiver of Jury Trial; Waiver of Consequential Damages. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. The Borrower agrees that the Administrative Agent, any Lender, any of their Affiliates and their respective officers, directors, employees, representatives, agents and attorneys‑in‑fact (each, an “Indemnified Party”) shall not have any liability for any indirect or consequential damages arising out of, related to or in connection with the Credit Documents except to the extent such damages were caused by reason of gross negligence or willful misconduct on the part of such Indemnified Party.

SECTION 11.13    Time. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.

SECTION 11.14    Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

SECTION 11.15    Entirety. This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

SECTION 11.16    Confidentiality. Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under Section 7.10 to keep confidential any non‑public information from time to time supplied to it under or in connection with any Credit Document including, without limitation, any such information furnished to a Lender prior to or in connection with its entry into any Credit Document (the “Information”); provided, however, that nothing herein shall affect the disclosure of any such Information to (a) the extent such Lender in good faith believes such disclosure is required by statute, rule, regulation or judicial process or applicable Law or by subpoena or similar legal process, (b) the extent requested by any regulatory authority having jurisdiction over such Lender or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) which has been notified of the confidential nature of such Information, (c) counsel for such Lender or to its accountants, (d) bank examiners or auditors or comparable Persons, (e) any Affiliate of such Lender, (f) (i) any other Lender, (ii) any assignee, transferee or participant or any direct contractual counterparties to any swap or derivative transaction relating to Borrower and its obligations or (iii) any potential assignee, transferee or participant of all or any portion of any Lender’s rights under this Agreement, in each case who is notified of the confidential nature of the Information and agrees to be bound by this provision or provisions reasonably comparable hereto, (g) any other Person in connection with any litigation to which any one or more of the Lenders is a party, (h) to any credit insurance provider relating to the Borrower and its obligations, (i) any agent of such Lender solely in connection with the administration of the Credit Documents, (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the bridge facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the bridge facility provided hereunder, (k) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder or (l) with the consent of the Borrower; and provided further that no Lender shall have any obligation under this Section 11.16 to the extent any such Information becomes available on a non‑confidential basis from a source other than the Borrower or its Subsidiaries or that any Information becomes publicly available other than by a breach of this Section 11.16. Each Lender agrees it will use all confidential Information exclusively for the purpose of evaluating, monitoring, selling, protecting or enforcing its portion of the Loan and other rights under the Credit Documents.

SECTION 11.17    Binding Effect.

(a)    This Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Administrative Agent and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Administrative Agent, together with their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the indemnified parties hereunder) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    This Agreement shall be a continuing agreement and shall remain in full force and effect until the Loan, interest, fees and other Borrower Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or pursuant to court order, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

SECTION 11.18    USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower and each of its Subsidiaries shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Act.

SECTION 11.19    No Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Lead Arranger and each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Lead Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent, the Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower and its respective Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[the remainder of this page intentionally left blank]

WHEREFORE, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

THE SOUTHERN COMPANY,
as the Borrower

By:	/s/ Art P. Beattie
	Name:	Art P. Beattie
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page - Bridge Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/Richard Rivera
	Name:	Richard Rivera
	Title:	Vice President

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

BANK OF AMERICA, N.A.

by

/s/Patrick Engel
	Name:	Patrick Engel

	Title:	Director

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

BARCLAYS BANK PLC

by

By:	/s/Craig J. Malloy
	Name:	Craig J. Mallory

	Title:	Director

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

JP MORGAN CHASE BANK, N.A.

by

/s/Peter Christensen
	Name:	Peter Christensen

	Title:	Vice President

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

MIZUHO BANK, LTD

by

/s/Leon Mo
	Name:	Leon Mo

	Title:	Authorized Signatory

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION

by

/s/Allison Newman
	Name:	Allison Newman

	Title:	Director

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.

by

/s/Subhalakshmi Ghosh-Kohli
	Name:	Subhalakshmi Ghosh-Kohli

	Title:	Authorized Signatory

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

SUNTRUST BANK

by

/s/John Kovarik
	Name:	John Kovarik

	Title:	Vice President

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

by

/s/Chi-Cheng Chen
	Name:	Chi-Cheng Chen

	Title:	Director

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

UBS AG, STAMFORD BRANCH

by

/s/Darlene Arias
	Name:	Darlene Arias

	Title:	Director

by

/s/ Craig Pearson
	Name:	Craig Pearson
	Title:	Associate Director

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

BNP PARIBAS

by

/s/Nicole Rodriguez
	Name:	Nicole Rodriguez

	Title:	Director

by

/s/Ade Adedeji
	Name:	Ade Adedeji

	Title:	Vice President

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

by

/s/David Dewar
	Name:	David Dewar

	Title:	Director

[Signature Page - Bridge Credit Agreement]

SIGNATURE PAGE TO THE SOUTHERN COMPANY BRIDGE CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

by

/s/Michael T. Sagges
	Name:	Michael T. Sagges

	Title:	Vice President

[Signature Page - Bridge Credit Agreement]

SCHEDULE 1.1(A)
COMMITMENTS AND COMMITMENT PERCENTAGES

Lender	Commitment	Commitment Percentage
Citibank, N.A.	$2,025,000,000.00	25.00%
Bank of America, N.A.	$643,950,000.00	7.95%
Barclays Bank PLC	$643,950,000.00	7.95%
JP Morgan Chase Bank, N.A.	$643,950,000.00	7.95%
Mizuho Bank, Ltd.	$643,950,000.00	7.95%
Wells Fargo Bank, N.A,	$643,950,000.00	7.95%
Morgan Stanley	$442,260,000.00	5.46%
SunTrust Bank	$442,260,000.00	5.46%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$442,260,000.00	5.46%
UBS AG, Stamford Branch	$442,260,000.00	5.46%
BNP Paribas	$362,070,00.00	4.47%
The Bank of Nova Scotia	$362,070,00.00	4.47%
U.S. Bank National Association	$362,070,00.00	4.47%
Total:	$8,100,000,000.00	100.00%

SCHEDULE 11.1
NOTICES

BORROWER:	ADMINISTRATIVE AGENT:

The Southern Company 30 Ivan Allen Jr. Boulevard, N.W. BIN SC1407 Atlanta, GA 30308 Attn: Dave Symons Telephone: (404) 506-0782 Facsimile: (404) 506-0717 Email: dsymons@southernco.com	Citibank, N.A. 1615 Brett Rd. New Castle, DE 19720 Attn: Agency Operations Telephone: (302) 894-6010 Fax: (646) 274-5080 Email: glagentofficeops@citi.com with a copy to:
The Southern Company 30 Ivan Allen Jr. Boulevard, NW BIN SC1407 Atlanta, Georgia 30308 Attention: Todd A. Perkins Tel: (404) 506-0739 Email: taperkin@southernco.com	Payment Instructions: Citibank, N.A. ABA# 021000089 Account No.: Account Name: Medium Term Finance Attn.: Global Loans Agency Ref: Southern Company

with a copy to:
The Southern Company 30 Ivan Allen Jr. Boulevard, NW BIN SC1203 Atlanta, Georgia 30308 Attention: Matthew D. Bozzelli Tel: (404) 506-0439 Fax: (404) 506-0344 Email: mdbozzel@southernco.com

EXHIBIT 2.2(B)
FORM OF NOTE
___________, 20__
FOR VALUE RECEIVED, THE SOUTHERN COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ___________ (the “Lender”), at the Administrative Agent’s Office as set forth in that certain Bridge Credit Agreement dated as of September 30, 2015 among the Borrower, the Lenders named therein (including the Lender) and Citibank, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Agreement”) (or at such other place or places as the holder of this Note may designate), the aggregate amount of all advances made by the Lender as a portion of the Loan, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of the portion of the Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of the Loan until the Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.
This Note is one of the Notes referred to in the Agreement and evidences the portion of the Loan made by the Lender thereunder. The Lender shall be entitled to the benefits of the Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Agreement and the terms and conditions of the Agreement are expressly incorporated herein and made a part hereof.
The Agreement provides for the acceleration of the maturity of the portion of the Loan evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of the Loan upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.
Except as permitted by Section 11.3(b) of the Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

THE SOUTHERN COMPANY,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 3.4
FORM OF NOTICE OF CONTINUATION/CONVERSION
TO:    Citibank, N.A., as Administrative Agent

RE:
Bridge Credit Agreement dated as of September 30, 2015 among The Southern Company (the “Borrower”), the Lenders named therein and Citibank, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Agreement”)

DATE:    [               ], 20[     ]

1.	This Notice of Continuation/Conversion is made pursuant to the terms of the Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Agreement.

2.	Please be advised that the Borrower is requesting on [ ], 20[ ]:

a.	$[__],000,000 of the presently outstanding principal amount of the Loan presently being maintained as [Base Rate Loans][Eurodollar Loans] [with an Interest Period ending on [______], 20[__]],

b.	be [converted into][continued as],

c.	[Eurodollar Loans having Interest Period of [one][two][three][six] months][Base Rate Loans].

THE SOUTHERN COMPANY,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 5.2(B)
FORM OF NOTICE OF BORROWING
TO:        Citibank, N.A., as Administrative Agent

RE:
Bridge Credit Agreement dated as of September 30, 2015 among The Southern Company (the “Borrower”), the Lenders named therein and Citibank, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Agreement”)

DATE:    [               ], 20[     ]

1.	This Notice of Borrowing is made pursuant to the terms of the Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Agreement.

2.	Please be advised that the Borrower is requesting the Loan, and in that connection sets forth below the terms on which the Loan is requested to be made:

a.	Borrowing date: [ ], 20[ ]

b.	Principal amount: $[ ]

c.	Interest Rate Basis: [Base Rate Loan][Eurodollar Loan]

d.	Interest Period and the last day thereof: [__]

3.	Please credit the following account with the Loan requested pursuant to this Notice of Borrowing:
Bank: [               ]
[                ]
ABA #: [              ]
Acct #: [             ]
Account Name: [            ]

THE SOUTHERN COMPANY,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 5.2(I)
FORM OF SOLVENCY CERTIFICATE
Pursuant to Section 5.2(i) of the Bridge Credit Agreement referred to below, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of The Southern Company (the “Borrower”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loan, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Bridge Credit Agreement dated as of September 30, 2015 among the Borrower, the Lenders named therein and Citibank, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

THE SOUTHERN COMPANY,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 7.1(c)
FORM OF COMPLIANCE CERTIFICATE
TO:        Citibank, N.A., as Administrative Agent

RE:
Bridge Credit Agreement dated as of September 30, 2015 among The Southern Company (the “Borrower”), the Lenders named therein and Citibank, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Agreement”)

DATE:        [____________], 20[___]

Pursuant to the terms of the Agreement, I, [__________________], [Chief Financial Officer/ Treasurer/ Assistant Treasurer] of The Southern Company, hereby certify that, as of the fiscal quarter ending [__________], 20[__], the statements and calculations below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Agreement):

1.	Compliance with Section 7.11:
Ratio of Indebtedness to Capitalization

a.	Indebtedness	$[___________]

b.	Capitalization	$[___________]

c.	Ratio of Indebtedness to Capitalization	[ ] : [ ]

Maximum Allowed:	0.70	: 1.0.

2.    No Default or Event of Default exists except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

THE SOUTHERN COMPANY,
a Delaware corporation

By:
Name:
Title:

EXHIBIT 11.3(B)
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Bridge Credit Agreement identified below (as amended, the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[which is an Affiliate/Approved Fund of [identify Lender] Select as applicable.]1]

3.	Borrower:	The Southern Company

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Agreement

5.	Agreement:	Bridge Credit Agreement dated as of September 30, 2015 among The SouthernCompany (the “Borrower”), the Lenders
____________________
1Select as applicable.

named therein and Citibank, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time)

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of the Loan made by all Lenders*	Portion of the Loan Assigned*	Percentage Assigned of the Loan[2]
Loan	$	$	%

[7.	Trade Date:	][3]
Effective Date:                        , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

_____________________________
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2Set forth, to at least 9 decimals, as a percentage of the /Loan.
3To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Name:
Title:

Consented to and Accepted:

THE SOUTHERN COMPANY, as Borrower

By:
Name:
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee and (viii) if it is a Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), attached hereto is an Internal Revenue Service Form W-9 as required to be delivered by it pursuant to the terms of the

Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.